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This filing consists of a transcript of a conference call held with the Company’s EMEA sales organization regarding the proposed acquisition. The transcript was prepared on a rush basis by a third party service and may not accurately reflect all of the statements made on the conference call.

NET IQ

Moderator: Chuck Boesenberg

April 27, 2006

2:00 pm CT

Operator:	Good morning. My name is (Uniqui), and I will be your conference operator today. At this time, I would like to welcome everyone to the Net IQ update conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad.

If you would like to withdraw your question, press the pound key. Thank you. At this time I will now turn the call over to Marc Andrews, Chief Operating Officer of Net IQ. Please go ahead.

Marc Andrews:	Thank you, (unintelligible). Good afternoon everyone in Europe. Joining me on the call today is Chuck Boesenberg, our CEO and Chairman, and Jeff Hawn is Chairman, President and CEO of Attachmate WRQ, and Logan Ray, who’s Senior Vice President of Acquisitions for Attachmate WRQ.

Really excited about this morning’s announcement that we sent over the wire. Today really embarks on the long-term direction for Net IQ. You’re very welcome to open the call up for a lot of questions.

Firstly, Chuck and I are very excited about this. We are in a mature market, and somewhat struggling in some respects. And this is just a phenomenal opportunity for us as a company to gain access to a huge installed base with Attachmate WRQ.

From a sales perspective, contacts, leads, etcetera, it’s a very very exciting time for us. And we care to discuss the rational of the acquisition by Attachmate WRQ, and to answer your questions.

Personally I have worked with Jeff Hawn in the past. Jeff Hawn joined WRQ as Chairman about a year ago, put together their Attachmate WRQ acquisition, and put that in in a very successful period of 12 months flat.

Jeff, prior to that was at BMC Software, and prior to that was a partner at McKinsey and Company. Logan joined Attachmate WRQ about five months ago, ex-COO of Motive. So six months ago ex-COO and prior to that was chief financial officer of Sterling Software.

Both individuals extremely talented, and just very excited for an operational expertise, and excellence perspective focused around customers and the value that the two companies combined bring to the market and (unintelligible) and Net IQ is just phenomenal.

At this time I’d like to hand over the call to Chuck Boesenberg. Chuck?

Charles Boesenberg:	Thanks, Marc. By the way, I’m going to be in London in two weeks for Net Connects. I’m going to shake hands with many of you and can talk directly. I think Simon’s trying to figure out how I can get down to Italy to make a customer call, and also to say hello there.

And Seamus, you and I should talk about – I’d like to come over to (Galway) one day and maybe we a little Q and A session and talk through what we’re doing here. And Simon, I’d like to come out to Spain and we could have a little session there.

So I think the timing’s good. We’d like to answer your questions, give you some insight. But I’ll be there in two weeks and we can do it in person. I should start by thanking you and you probably saw the press release that we announced $46 million in revenue.

Our guidance is 41 to 45. We announced $38 million in operating expense. Our guidance was 39 to 41, so all you have to do is keep remembering, you go above the revenue number and above the expense number, and things look good.

So let me tell you what was announced. I know you’ve read it. Attachmate WRQ is acquiring Net IQ at $12.20 a share cash. So we don’t have any worry about the fluctuations in the market, which is really important. You look at two great companies, Symantec and Veratoss, when they merged, it was a 30% premium.

Unfortunately the market just doesn’t like mergers these days, and their stock went down 50%, so actually it’s a 20% discount today. So we thought, and the board thought, it was very important to have this be a cash transaction.

It amounts to about $500 million, about 14% over yesterday’s close. If you take out cash, because you never get paid a premium for cash, it’s about a 26% premium. Also, I looked at it, and looked at last year. And if you go back one year, we hit our 52-week low about a week from now a year ago.

And this is actually a 25% premium on last year’s price at this time. So we feel good about where the value was, it feels good for our shareholders. I want to emphasize, we expect the deal to close within about 90 days. We’ll run independent until then, and that’s very important to know.

It’s business as usual; it’s selling, servicing customers, developing products. And we just can’t do much integration at all, or even working on it until the deal closes. But the nice thing is we don’t expect regulatory issues, so we ought to be able to close within 90 days.

You know, what I’m excited about is the combined company will be $400 million, at 40,000 customers, touch 60 countries. And frankly, I think we almost, thanks to the Attachmate WRQ products, have complete coverage in the global 10,000.

Jeff will talk more about Attachmate, that they’re in the host access, host integration. It’s interesting – what they’re doing is helping people manage a complex environment, which is heterogeneous, with very significant legacy systems.

What are we doing? We’re helping people manage a very complex, heterogeneous environment and secure that environment. And Jeff will talk more about that in a moment.

Net IQ will run as an independent business unit. Marc Andrews will be the COO, so there won’t be much change at all in your reporting structure. Eventually San Jose will phase out, and the corporate infrastructure, the corporate activities will be moved to Seattle, and some to Houston.

I think you all know that with the completion of this deal, I will give up the CEO role. And I’m going to stay on and help Jeff and Marc and Logan in the integration through January 1st. As I said to Jeff yesterday, I only have one objective in life. There’s 700 people, 800 employees that I want to help this be just a great experience for you.

I think it’s pretty simple. We need to help you create a great company that does great products, and is a great place for people to work, and services the customer in an outstanding way. And between now and January 1st, whatever I can do to help the three guys help you put that company in place, I’ll do just that.

How this works is that in the days ahead, we’ll be publishing a very detailed proxy statement. And in that proxy statement it will go through all the reasons and rationales and what process. We ran a very thorough process to look at all the strategic alternatives, which included us buying people, us merging with people, us being acquired.

And Morgan Stanley was the advisor to the board of directors on that. When the deal is completed, Net IQ will no longer be a publicly traded company. Now I was walking into the building in Houston today, and had two people walk up to me and say, “Well, why is this good for us as employees?” and I thought about that, and my answer would be the following: First is we’ve talked the last – a lot over the last two years about the importance to be relevant to an enterprise.

Where you’re important to them running their mission-critical applications. Let’s face it, we’re twice as big, just by numbers we’re twice as relevant. As I mentioned, together we touch 40,000 customers, and Attachmate touches literally all the Global 2000.

You know, also in that area being relevant, customers want to know, “What’s the long term liability of you as a vendor?” Well, in addition to the assets of Attachmate, Attachmate is owned by Golden Gate Capital Francisco Toma Cressy, and as part of this deal Credit Suisse is financing the deal.

There is a lot of financial infrastructure here to support our operation. So I think the first thing for employees is, this helps you and your products and your sales, and your support and service to be more relevant to the enterprise.

The second reason I think it’s very important and good for the Net IQ employees is whether you service products, develop them, or sell products, we’ll have access to a much broader customer base.

You know, Jeff flippantly said to me once, “They don’t spend one dollar on promotions to acquire new customers. They spend their money on developing great products, and servicing customers in a great way. Because they have such a breadth of touch in the customer base.”

We’ll – where we have a much deeper penetration in 400 customers, they have a broad penetration. And this is going to give our sales people and our product people a chance to have the available market quickly expand. And I think this is a great opportunity.

Many of your know Mike Rose, the former CIO of Shell Oil, the former CIO of Hewlett-Packard’s on our board of directors. And when we reviewed this with the board over the last couple months, and especially recently, Mike said, “You know, I want you to know the Attachmate WRQ products are very relevant in the enterprise. They’re very sticky.”

What I mean by that is people are not pulling them out, they’re not replacing them. They continue to be in hands. And he said, “You know, as a CIO of a $60 billion company, the Attachmate access would help Net IQ get into that, into Shell Oil, and I think it will help in many other places.”

You know, third is that Attachmate’s making a commitment to the Houston (Raleigh Bangulore and Bellview) Development Centers. These centers are important, because in the end Attachmate bought products, technology and people.

You know the next things is that it’s a recommitment to the KBSA strategy. It’s not a – you know – change on strategy. The new company is going to be very committed to (ap) manager, security manager, (unintelligible) management, the OCC product line, and voice-over IP.

And in response to the question this morning I said, “And the next thing is it’s nice to have known management.” And Marc and his team are in place, and I’m just really happy that Marc will be the COO and continue in basically the same function he’s doing today.

Logan Ray’s going to work with him on the integration, and I think that’s very important. To have an integration, and bring in together two cultures, you need leadership from both sides.

I mean, think about it is; one is right away we get a value that we’re more relevant, and right away we ought to get a value from being about to access each other’s customer base. Beyond that, it will take time to figure out how else we can leverage.

But having Logan and Marc work on that together, I think will make that work really really well. And finally, I think it’s good for you the employees that you’re no longer publicly traded. Frankly, as a privately-held company, you can move quicker, and you can act bolder.

As a publicly-traded company, we could have never bought another company equal of us in size. The market would not have let us do that. And again, I’ll reference Symantec and (Pheratos) as an example. And here with the financial backing Attachmate has, they were – both of our companies by the way are about the same size in revenue and employees.

And they were able to buy up a company of equal size and the same number of employees. So I’m really excited for Net IQ’s employees, investors, and customers. And I think this is just a great day in Net IQ’s history. And, you know, a person I’ve gotten to know over the last four or five months as we’ve talked about this – since we started, I think in October and had dinner for the first time.

So I want you to know that these things take time and they’re thoroughly thought out and you know you have your ups and downs. It isn’t much different from the sales cycle that you guys go through.

So I’d like to turn it over to the President and COO and Chairman of the Board of Attachmate, Jeff Hawn.

Jeff Hawn:	Good afternoon, everyone. Let me also echo Marc and Chuck’s sentiment of how pleased I am that we’ve been able to accomplish this. Start with a personal note, one – it’s great to be back amongst some of my former colleagues.

Marc and I worked together at BMC several years ago. Other former colleagues and now future colleagues that I’m excited about rejoining, Rob Reiner, Charles Turner, Jenny (Demorest), and Mike (Steina). So to a large extent, this is a reunion of sorts, and I couldn’t be happier about that.

With a personal note to most of you on the phone and (Amea), it is special in that for a number of years my wife and our children, we lived in Europe, in Munich, in Milan, in London, back to Munich. Our children were born over there, some of them.

So it’s a very special place for us, and I look forward to having an opportunity to meet all of you in person at the earliest possible day. From the personal standpoint there, let me segue into kind of a couple of company perspectives and why this is just very good for both companies.

A little bit about Attachmate WRQ. We may be the biggest software company you’ve never heard of, which is okay. Attachmate WRQ is the result of a merger that took place last year between Attachmate and WRQ. Both companies were in the host access and host integration business.

As Chuck alluded to, both companies had been in business over 20 years, so there’s a very rich history. There’s some great people, and a great customer base. And also as Chuck alluded to, our customer base is a real strength and a real foundation for some great things that our two companies can now do together going forward.

We’ve got approximately 40,000 customers around the world. And you hear a lot, often times about companies having a great position, with the Fortune 500, with the Global 2000. We talk about our position with the Global 10,000. The largest 10,000 companies in the world, starting with – I guess – Exxon Mobile at the top, and I think there’s a bank in Milan that’s probably number 10,000.

And basically if you think about it, any of those companies – most of those companies are going to have a multi-platform environment, that will have some legacy systems. And almost by definition those are our customers.

So as Chuck said, we don’t spend anything on new customer acquisition, because we’ve already got relationships with them all. The challenge for Attachmate WRQ has been, how do we increase that penetration of the customer base?

So the good news is we’ve got relations with them all. The bad news was we weren’t doing enough business with them. And that’s where I think this combination is just perfect. That’s where the talents of the Net IQ and your very strong product portfolio, your very strong innovation capability, and what you’ve – the capabilities you’ve also got in the field, selling with services and support will come in.

And it really is a perfect combination. There’s not any overlap of products, but we will see lots of opportunities where the buyer that buys the access and integration products also makes that decision on some of the management and security products as well.

So we’ll be coming from your portfolio. So I just – I couldn’t be more excited. It has been a – like any other sales cycle, you had your ups and downs, and it was longer than you wanted to be, but we just are very pleased that we’ve ended up here.

And you know we were talking a little bit about the complementary aspects. I think over the course, to putting this deal together, we just really discovered what our two companies share. And number one is we’ve both got a real customer-centric approach. We focus on the customer, you focus on the customer.

We’ve always had the philosophy that if we can solve the customer’s problems, a lot of the other issues will take care of themselves. And anytime you hear me speak, I talk about the three things that are most important. And that’s delivering high quality products, terrific service and support, and just making sure we’re making it easy to do business with us.

So, high quality products, terrific service and support, be easy to do business with. And I think those are traits that we can all be excited about as we look forward. As Chuck also said, you know, we’re a company – you know, a good outcome here. We both double in size overnight, once the transaction is complete.

Together we’re about a $400 million company. We’ve got a presence around the world. We’ve now got a better presence around the world by virtue of combining with your presence and many of you on the phone around Europe and (Amia).

We’ve got the quality products, the support capabilities, collectively, and we’re going to, I think, do some great things together over the course of the future.

The couple of other items, and I’ll turn it back over to Marc. A lot of people often ask, “Well, what’s the integration philosophy? You know, what’s going to be the primary objective?” And I often say, the way to get an integration accomplished in the best way between two companies that are combining – well from a transactional standpoint, you know, it was an acquisition.

I think as we look at it in terms of what we want to be we think of it as a combination. So you’re not going to hear me talk much about our acquisition of Net IQ, you’re going to hear me talk a lot about our combination with Net IQ.

And in terms of getting that right once we get closed, I would say, “Let’s take the Hippocratic oath.” First, do no harm. Both companies are very successful in their own right, on a stand alone basis. And our primary objective is to keep those strong stand alone operations and capabilities and results running as they are.

Secondarily over time, we’ll look for ways to exploit the joint strengths of our two companies. But first and foremost, we want to do now harm. And I guess the last thing I would say is, it’s business as usual, between now and closing. You know, what you’re going to hear from me between now and the time the deal closes, is not much.

Because I’m not running the company, Chuck and Marc and the Net IQ management team will continue to run the company and operate as you have until we close. And so the worst thing that can happen here is everybody go back to their office and await further instructions.

The best thing that can happen is, you know, go back to your office, get back to your customers, and operate with business as usual. So with that, I’m going to turn it back over to Marc. Again, thank you for your time today.

I thank you for what you have built, and I’m looking forward to the future with you.

Marc Andrews:	Thanks, Jeff. Just, before we open the call up to questions, you know, specifically, we have three significant customer events coming up. Net Connect in London, Munich and Orlando. And it’s actually a phenomenal opportunity for us to really get in from of our customers and tell them why this is such a great acquisition for us, from a (touch back WIQ).

It really strengthens our capabilities, it really defines us as more customer-centric, and I think our customers already like it from a relevance perspective, as well as – you know when customers buy technology, they look at what solutions do you provide? And are you going to be here in the long term?

This is just great, $400 million, it’s really strong. And I just think it’s really really positive for us. I’d like to hand the call over now, to the Operator. Operator, we’d be happy to take questions.

Operator:	At this time, I would like to remind everyone if you would like to ask a question, please press start then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q and A roster.

You first question comes from (Seamus Hilbane).

(Seamus Hilbane).	Good afternoon, Jeff and I guess Chuck and Marc, address the question to you. What are we doing to advise our customers of the change, and to assure them that it’s a change for the better in the short-term? (Unintellible) and other things like that?

Marc Andrews:	(Seamus), it’s Marc. Good afternoon. Firstly, (Seamus), there is a joint ledger from Chuck and Jeff going out to our customers starting today, that’s been well thought through, well scripted, and it’s very synergistic.

Second thing, on my stock call at 6:10 this morning, (Simon) and (Motchi), (David) and (Paul) are compiling a list of key customers that we’ll personally call. I will – and the key customers like (Arboff’s) and (Altria), etcetera.

And those call will be taking place in the next 48 hours. And then the third thing is, as (Paul) and (Simon) and (Motchi) and (David) work through making sure that the sales organization fully understands the rationale and all of us are getting in front of the customers because that’s the cleanest and crispest way to do it, and deliver the communication.

Charles Boesenberg:	You’ll also notice, (Seamus), in all the communications, we’ve made it very clear that development centers are not just not going away, they’re the reason Attachmate made the investment and Net IQ along with the people.

Second is what I view my mission on between now and January 1, and now in closing, is spend a lot of time in front of customers. So, Marc, you guys are running the business, and really as any one of you has a customer that’s got anxiety or concern, I’d be glad to email them. I’d be glad to talk to them. I’d be glad to fly and meet with them.

And I think it’s really important that we show the customers why this is a good thing. Customers worry about, “Am I going to keep getting my good products in the future?” And the answer is yes.

The worry about, “Is there some change in direction and products?” The answer is no. And they’re worried about, “Does this mean you’re going to be more customer-centric? Less, or the same?” And this is going to give us an opportunity to be more customer-centric.

By the way, (Seamus), if it works out, I’d like to come by (Gallway) on either May 8th, or May 9th, and you and I can talk through – I’ll be in London, so I’ll just fly in there so, offline, figure out which day would work best.

(Seamus Hilbane):	Of course, Chuck, you’ll be more than welcome. Just, if you are sending out a communication to the customers, I guess the turnstop could be copied, at least they can sing from the same hymn sheet, if that would be useful. I’m sure you’ll do that.

Jeff Hawn:	We’ll send that out to the whole employee base.

Marc Andrews:	Yeah, and (Seamus), it should be loaded, if not now, if it’s not already loaded on the Website it will be shortly loaded on the Website.

(Seamus Hilbane):	Okay, great. Just if I could …

Jeff Hawn:	It’s on the Website right now.

(Seamus Hilbane).	If I could just sneak in another question. It’s just that, obviously people are concerned about their futures, and that’s understandable. I think broadly we would welcome the merger or the combination, it looks pretty positive overall.

I thought time – maybe this question for Jeff – at what time do we think we would be engaging with, I guess, the new executive team in order to determine what that future might be?

Jeff Hawn:	Well, I’d answer that two ways. One, there will be integration-planning efforts between now and close. We’re obviously going to be very careful and deliberate to do that in a way that is appropriate, given the fact that we are two separate companies and not jointly operating until closing.

That’s kind of the first answer is that, again, Marc and the rest of the leadership team will be leading that after an activity with us. Number two, there will be a restructuring as is often the case here, but the big part of that is San Jose is going to be transitioning that mission to Seattle and Houston, number one.

And then number two, as it relates to the restructuring that will occur elsewhere, our intent then and our mantra there, as it was, with the Attachmate WRQ merger is that we will be fast and very fair, and it will be again, executed in a manner that has, you know, your leadership team driving out as well.

So, fast and fair. And what I mean by fast is shortly after the closing of the transaction, so that there’s not this lingering period of doubt and uncertainty.

(Seamus Hilbane):	Okay, that’s great. Thank you very much.

Operator:	At this time I would like to remind everyone to press star 1 on your telephone keypad if you would like to ask a question. We’ll pause again to compile the Q and A roster. At this time there are no questions.

Charles Boesenberg:	Well, let me just conclude by a personal note, thanking everybody for all your efforts over the last 4.5 years that we’ve worked together. And some of you we at Mission Critical or Net IQ or (Penna safe) or whatever before that. And second, say that I think that this is just going to be really exciting for our people.

I think you’re going to – as a privately-held company, you’re going to be able to move quicker and act bolder. I think manage-incentive programs are going to be put in place that directly reward employees and the team for an increase in company value. And I think being twice as big and having access to the Attachmate 10,000 customers is going to be exciting for our sales force, for our product people, for our tech support people.

I’m really glad it worked out that I’m coming to Europe in the week after next, and I look forward to seeing many of you in London. Hope to make some customer calls in Italy, and we’ll stop by (Gallway) in Spain.

As usual, send me your emails, any thoughts, any concerns, any worries. All questions are good questions, all observations are good questions. Well, listen, have a good rest of the afternoon and good luck and good selling. Thanks, bye.

Operator:	This concludes today’s Net IQ Update. You may now disconnect.

END

Important Information For Investors And Shareholders

NetIQ will file a proxy statement with the SEC in connection with the proposed merger. NetIQ urges investors and stockholders to read the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors and stockholders will be able to obtain these documents free of charge at the SEC’s website at www.sec.gov. In addition, documents filed with the SEC by NetIQ are available free of charge by contacting NetIQ Corporation Investor Relations at InvestorRelations@netiq.com.

NetIQ and its directors and executive officers are deemed to be participants in the solicitation of proxies from stockholders in connection with the merger. Information regarding such persons and their interests in the merger is set forth in the proxy statement for NetIQ’s 2005 annual meeting of stockholders, which was filed with the SEC on October 18, 2005, and in NetIQ’s Annual Report on Form 10-K, which was filed with the SEC on September 13, 2005. In addition, information concerning all of NetIQ’s participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s website at www.sec.gov and from NetIQ Corporation Investor Relations at InvestorRelations@netiq.com.